EXHIBIT 99.1

P R E S S    R E L E A S E

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, CA 95119

Voice: (408) 284-4000

Fax: (408) 284-4002

Media Contact

Terri Pruett

Agile Software Corporation

Terri.Pruett@agile.com

408-284-4048

Agile Announces Acquisition of Cimmetry Systems

Broadens business offering with purchase of leading collaborative visualization solutions provider

San Jose, CA—February 3, 2005—Agile Software Corporation (Nasdaq: AGIL), a leading provider of product lifecycle management solutions, today announced that it has acquired Cimmetry Systems, Incorporated of Montreal, Canada for approximately $41.5 million in cash, subject to an adjustment based upon the closing balance sheet.

“Agile’s acquisition of Cimmetry is a good strategic move and should be good for customers of both groups. Collaborative visualization is a critical PLM infrastructure component, and Cimmetry is an industry technology leader in this area. This move shows Agile’s continued commitment to building a comprehensive best-in-class PLM solution,” said Ed Miller, CIMdata president. “Collaborative visualization tools enable a much broader set of people both inside and beyond a company to drive critical product decisions based not just on textual information, but also on 2D and 3D visualizations of the product. By enabling more users to participate in product decisions, solutions like Cimmetry’s deliver significant value to companies focused on quality, time-to-market, and meeting the needs of their customers with innovative solutions.”

According to a recent CIMData report, “As PLM solutions have grown in scope, and are increasingly focused on providing enterprise support, visualization tools have become a critical component of more and more implementations. Like Web technology, which helps to disseminate information more effectively, visualization tools provide a relatively simple, less expensive way of expanding the value of PLM to people in the enterprise who otherwise would probably not have convenient online access to product data. By enabling more users to become active more quickly, visualization tools can provide a ‘jump start’ in achieving early PLM benefits for an organization.”

Founded in 1988, Cimmetry Systems is a leading provider of collaborative visualization solutions including AutoVue™, with well over 9,500 customers worldwide across several industries including manufacturing, electronics, architectural/engineering/construction (AEC) and industrial markets. Specifically focused on enabling the use of 2D and 3D mechanical CAD (MCAD) and electronic design automation (EDA/ECAD) information across the extended enterprise. Cimmetry solutions support over 450 native formats including AutoCAD, Cadence, CATIA, Inventor, Microsoft Office, MicroStation, Mentor, Pro/ENGINEER, Solid Edge, SolidWorks, UG NX and Zuken. Cimmetry solutions make rich, highly specialized design information available to both technical and non-engineering users including stakeholders such as customers, product definition groups, engineering, purchasing, planning, suppliers, marketing, sales and service without the need for highly specialized, expensive CAD tools.

“In addition to the broad trend towards outsourced design and manufacturing, most new products include electronic and mechanical content. Manufacturers want to ensure that their product record represents the complete product, which has become increasingly difficult because of issues around synchronizing data generated by proprietary MCAD and EDA applications,” said Bryan Stolle, Agile CEO. “Cimmetry is a leader in providing data format-agnostic collaborative visualization solutions, and their products have gained widespread acceptance across multiple industries as evidenced by their broad customer base. We have been partnering with Cimmetry for a number of years to solve critical viewing and collaboration issues, and we are pleased to welcome them into the Agile fold.”

“Agile is a world class PLM provider with which Cimmetry has had an excellent business relationship over the years. Like Cimmetry, Agile is committed to several core business values: strong customer relationships, high customer satisfaction, fast time-to-value, and production-proven, best practice solutions that help customers produce measurable business results,” said Faycal Kahloun, Cimmetry president. “As part of Agile, Cimmetry customers will continue to have access to leading edge collaborative visualization technology with which they are familiar, and we look forward to developing and delivering even more value in our AutoVue product line as we continue to lead this market.”

For more information about Cimmetry’s solutions, please see a recently released product review by CIMData entitled “Product Visualization Across the Extended Enterprise.” This document is available for download on the CIMdata Web site at http://www.cimdata.com and on Cimmetry’s Web site at http://www.cimmetry.com/documents/CIMdata_Feb2005.pdf.

Investor Information

Details of the acquisition, including the anticipated impact on Agile’s future results, will be discussed in a conference call on February 3, 2005 at 8:30am ET. A replay of the conference call will be available on Agile’s website at http://www.agile.com under the “Investor Relations” section. You may access replays for ninety days after the call at http://www.agile.com/investors.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, reduce costs, and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions, time-to-value focused implementations, and a unique Guaranteed Business ResultsSM program, Agile helps companies get the most from their products. Alcatel, Boeing, Dell Inc., Flextronics International, Hitachi, Leapfrog, Lockheed Martin, Magna Steyr, Siemens, QUALCOMM and ZF are among the over 1200 customers in the automotive, aerospace and defense, consumer products, electronics, high tech, industrial products, and life sciences industries that use Agile solutions. For more information, call 408-284-4000 or visit www.agile.com.

About Cimmetry

Cimmetry Systems Inc. is the recognized technology pioneer and market leader in the area of collaborative visualization software tools for the A/E/C, Engineering, Manufacturing and Electronics markets. Cimmetry customers include Bechtel, Boeing, Chevron, GE, IBM, Intel, Merck, Siemens, Toyota and many more.

Cimmetry’s flagship product, AutoVue, is the premier enterprise-wide viewing, markup and DMU package, providing native support for more than 450 formats including 2D/3D CAD, EDA, raster, vector, hybrid, office and graphics. Users have a single point of access to their documents, regardless of format, from a single, easy-to-use interface.

AutoVue is available in both a Desktop Edition, and a Client-Server Edition, which is deployable on Windows or UNIX servers. Cimmetry’s viewing and markup products are strategically designed to integrate seamlessly with Document Management (DM, EDM), Workflow, Product Lifecycle Management (PLM), Product Data Management (PDM), Enterprise Resource Planning (ERP), ASPs and e-business Portals, either directly or via the Web.

AutoVue is sold worldwide and available in many languages including Chinese, English, French, German, Italian, Japanese, Korean, Russian, Spanish and Swedish. Visit Cimmetry on the Web at www.cimmetry.com

NOTE: Agile and Agile Software are registered trademarks and Agile Product Collaboration, Agile Product Cost Management, Agile Product Service & Improvement, Agile Product Portfolio Management, Agile Engineering Collaboration, Agile Product Interchange, AgileMD and the Agile logo are trademarks of Agile Software Corporation in the U.S. and/or other countries. Guaranteed Business Results is a service mark of Agile Software Corporation. All other brand or product names are trademarks and registered trademarks of their respective holders.